Exhibit 1

October 4, 2018

Opiant Pharmaceuticals, Inc.
Attn: Dr. Roger Crystal, Chief Executive Officer
201 Santa Monica Boulevard, Suite 500
Santa Monica, CA 90401

Re:    Beneficial Ownership Limitation

Dear Dr. Crystal:

Reference is made to the Separation Agreement and General Release (the “Agreement”), dated as of September 5, 2017, between Opiant Pharmaceuticals, Inc. (the “Company”) and myself. Capitalized terms not defined in this letter shall have the meanings ascribed to them in the Agreement.

The Company and I hereby agree as follows:

The Company shall not effect any exercise of the Retained Options, and I shall not have the right to exercise any portion of the Retained Options, to the extent that, after giving effect to such exercise, I (together with my Affiliates, and any persons acting as a group together with me or any of my Affiliates (such persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of common stock of the Company (“Common Stock”) beneficially owned by me and my Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of the Retained Options with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon the exercise of the remaining, unexercised Retained Options beneficially owned by me or any of my Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To ensure compliance with this restriction, I will be deemed to represent to the Company each time that I (or a broker acting on my behalf) deliver a notice of exercise that such exercise will not violate the restrictions set forth in this paragraph, and the Company shall have no obligation to verify or confirm the accuracy of such representation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this paragraph, in determining the number of outstanding shares of Common Stock, I may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice (which may be via email) by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon my written or oral request (which may be via email) from time to time, the Company shall within two (2) trading days of the date of such request confirm orally or via email to me the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the exercise or conversion of securities of the Company, including the Retained Options, by me or my Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of Retained Options. “Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”). I, upon not less than sixty-one

Exhibit 1

(61) days’ prior notice to the Company, may increase (but not above 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of Retained Options) or decrease the Beneficial Ownership Limitation provisions of this paragraph applicable to the Retained Options. Any such increase or decrease in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the Retained Options.

Notwithstanding the foregoing, the Beneficial Ownership Limitation shall automatically lapse and be of no further force and effect in the event that the Company enters into a definitive agreement or instrument pursuant to which: (i) the Company, directly or indirectly, in one or more related transactions would effect any merger or consolidation of the Company with or into another person(s) and/or entity(ies); (ii) the Company, directly or indirectly, would effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions; (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person(s) and/or entity(ies)) would be effectuated pursuant to which holders of Common Stock would be permitted to sell, tender or exchange their shares for other securities, cash or property; (iv) the Company, directly or indirectly, in one or more related transactions would effect any reclassification, reorganization and/or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock would effectively be converted into and/or exchanged for other securities, cash or property, and/or (v) the Company, directly or indirectly, in one or more related transactions would consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person(s) and/or entity(ies) whereby such other person(s) and/or entity(ies) would acquire more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person(s) and/or entity(ies) or other person(s) and/or entity(ies) making or party to, or associated or affiliated with the other person(s) and/or entity(ies) making or party to, such stock or share purchase agreement or other business combination).

For so long as the Beneficial Ownership Limitation is in effect, upon my written or oral request (which may be via email) from time to time, the Company shall within two (2) trading days confirm orally and via email to me (and/or to the Company’s transfer agent, any broker acting on my behalf and/or any other person(s) and/or entity(ies) requested by me) that neither I, nor any of my Affiliates nor any Attribution Party, is an “affiliate” under Rule 144 promulgated under the Securities Act.

Except as expressly provided above, the Company acknowledges and agrees that nothing contained in this letter agreement will amend or modify my rights, or the Company’s obligations, under the Agreement. This letter agreement may be executed in one or more original, facsimile or PDF counterparts, each of which shall be deemed to be an original and all of which together shall be considered one and the same instrument. Any notice provided by me under this letter agreement may be provided by email.

Exhibit 1

Sincerely,

/s/ Kevin Pollack
Kevin Pollack

ACKNOWLEDGED AND AGREED:

OPIANT PHARMACEUTICALS, INC.

By:     /s/ David O'Toole
Name:         David O'Toole
Title:         Chief Financial Officer

3